Exhibit 10.1

July 8, 2024

PERSONAL AND CONFIDENTIAL

Mr. Benjamin Gagnon

[***REDACTED***]

Re: Employment Agreement

Dear Ben:

Bitfarms Ltd. (“Bitfarms”) is pleased to confirm the following terms and conditions to apply to your employment as of July 8, 2024 and going forward. In consideration of this new agreement, Bitfarms will provide you with a one-time signing bonus of 281,000 restricted share units (“RSUs”) in accordance with the long-term incentive plan of Bitfarms (the “LTIP”), which LTIP you confirm you have received a copy of, and forms an integral part of this Agreement.

Please review this document carefully and seek whichever advice you deem appropriate to ensure your understanding of its contents. Upon your acceptance, this will become your Employment Agreement with Bitfarms and is referred to as the “Agreement” in the remainder of this letter.

Position Title:	Chief Executive Officer

Reporting to:	The Chairman of the Board of Directors

Effective Date:	This Agreement is presented to you signed by an authorized representative of the Board of Directors of Bitfarms (the “Board”). The effective date of this Agreement is July 8, 2024 (the “Effective Date”).

Term:	Your employment shall continue to be for an indefinite term, subject to termination as hereinafter provided.

Probationary Period:	Not applicable.

Position & Job Description:	As Chief Executive Officer, you will have the duties, responsibilities and authority customarily associated with this position in the industry in which Bitfarms operates, and as more particularly described in the job description attached as Appendix “A” to this Agreement. Bitfarms will nominate you as a director at the next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting), taking into account appropriate and relevant corporate governance practices.

Limitation on Authority:	Any authority you are provided to bind Bitfarms must be granted by the Board which, in the normal course, shall be in the person of the Chairman and is subject to revocation of such authority at any time and without notice.

Place(s) of Employment:	This is a remote work position based out of your home office in [***REDACTED***]. If the location of your home office changes, you must obtain prior approval from the Board. On the rare occasion where remote meetings are not practicable or not commercially reasonable in the circumstances, you acknowledge that the performance of your duties and responsibilities may require travel and lodging, including international travel/lodging. All such reasonable travel/lodging shall be reimbursed by Bitfarms in accordance with the “Expenses” section.

Full time:	You will be employed on a full-time basis. You hereby agree that the salary for this position has been fairly set that your position is exempt from overtime under any applicable employment standards legislation (“Applicable Employment Legislation”), therefore, you will not be entitled to overtime pay in this position. You will dedicate your full business attention to the position and may not be engaged in any other occupation or employment without the written consent of Bitfarms, which shall not be unreasonably withheld. Notwithstanding the foregoing, nothing herein shall preclude you from (i) engaging in charitable activities and community affairs, and (ii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i) and (ii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder. You may be permitted to serve as a member of one (1) other board of directors or advisory board (or their equivalent in the case of a non-corporate entity) of a non-competing business or other organization, with the written approval of Bitfarms.

Base Salary:	Subject to Compensation Committee approval (as set out herein), USD$428,888.00 per annum, less all required and customary deductions, withholdings and remittances (“Base Salary”), paid semi-monthly in accordance with the prevailing payroll practices of Bitfarms. The Base Salary will be subject to review by the Compensation Committee no less than annually, with reasonable consideration given to your performance. Nothing in this Agreement should be construed as requiring the Compensation Committee to make changes to the Base Salary.

Annual Bonus:	We agree that we will work together in good faith to establish a discretionary executive bonus award based on reasonable performance criteria and comparable market standards. It is anticipated that the target shall be 75% of the Base Salary in the form of cash bonus plus non-cash short-term and long-term incentives (the “Annual Bonus”). In accepting the terms of this Agreement, you acknowledge that: (i) you have no expectation that in any fiscal year there will be any guaranteed payment of the Annual Bonus; (ii) the amount will be based on the level of achievement on the agreed to performance criteria and comparable market standards, with reasonable consideration given to your input on such achievement; and (iii) the amount, if any, that you may earn as an Annual Bonus may change from year to year. Subject to the requirements of the TSX, you may request to receive a reasonable proportion of the Annual Bonus as RSUs, with such request being determined by the Board, acting reasonably.

Performance Based Awards:	You will be eligible to receive performance-based awards, as summarized in the attached Appendix “B”, in accordance with the terms and conditions of the LTIP and any applicable agreements.

No less frequently that annually, Bitfarms has and may in the future grant and issue you stock options and/or additional RSUs in accordance with the terms of the LTIP. Such stock options and/or additional RSUs are at all times governed by the terms and conditions of the LTIP and any applicable agreements or terms related to individual grants, including but not limited to terms related to vesting, exercise and surrender/forfeit thereof, save and except that in no event will you receive less than your minimum entitlements pursuant to Applicable Employment Legislation (if such legislation is applicable to such stock options and/or RSUs).

Benefits/Insurance:	You will be eligible to participate in all of Bitfarms’ group insurance and other benefit plans generally available to its executive employees in accordance with the terms and conditions of such benefit plans, as amended from time to time. In addition, Bitfarms will maintain directors’ and officers’ liability insurance for your benefit while you remain a director or officer of Bitfarms, or any entity in which Bitfarms has an equity interest and Bitfarms shall also provide such insurance for you on a run-off basis upon termination of your employment for any reason, for a period of at least six (6) years after the termination of your employment. The directors’ and officers’ liability insurance, including any run-off coverage, will at all times be at least equal to or better than any insurance coverage that is customary of a publicly-traded company.

Vacation and Statutory Holidays:	During the term of this Agreement, you will be entitled to five (5) weeks of paid vacation in each calendar year, pro-rated for any partial years of service, to be taken at such times as you may request and the Board may approve, acting reasonably, having consideration for Bitfarms operations. Unused vacation entitlements may be carried forward indefinitely or, at your option, paid out at the end of each calendar year. You will also be entitled to all statutory holidays and where statutory holidays are not taken, such holiday days may be taken at other times.

Cell Phone and Laptop Computer:	You will be expected to make use of a mobile communication device in the course of performing the duties and responsibilities of your employment. You will be entitled to submit for reimbursement, as expenses, the amount of the monthly charges for such device (including the charges for a cellular phone service/data plan). In addition, you will be issued a laptop computer and any other devices, equipment or technology requested by you and approved by the Board for authorized business use purposes during the course of your employment with all costs related to Bitfarms-related activities paid by Bitfarms in accordance with any applicable Bitfarms Policies & Procedures, including in regards to expenses. All such devices, equipment and technology shall remain the property of Bitfarms and must be returned by you upon the termination of your employment or at any time on demand of Bitfarms.

Professional Development:	Upon submission of a written request by you and conditional upon prior approval of the same by the Board, Bitfarms shall reimburse you for approved costs associated with professional memberships, training, courses and conferences relating to your job duties, responsibilities and related professional development.

Travel, Conferences and Meetings:	It is understood that the performance of your duties shall require travel and participation in various conferences and meetings as necessary in order to introduce and promote Bitfarms to potential investors and lenders.

Expenses:	It is understood and agreed that you will incur expenses in connection with the performance of your duties. Bitfarms will reimburse you for any such expenses reasonably and necessarily incurred, provided that you provide an itemized written account and receipts acceptable to Bitfarms.

Indemnity:	It is understood that the parties have entered into an Indemnification Agreement, dated June 20, 2024 (the “Indemnification Agreement”). In serving as a director and/or officer of Bitfarms or any entity in which Bitfarms has any equity interest, you will be provided with an indemnity from and against any personal liability in relation to acts or omissions arising in your capacity as a director and/or officer from Bitfarms or such other entity, as the case may be, in a form that is no less favourable, in the aggregate, than the Indemnification Agreement. Such indemnity or indemnities shall be conditional upon you exercising your powers and discharging your duties using the standards of care required by the applicable business corporations legislation. Such indemnity or indemnities shall be unaffected and shall remain in full force and effect notwithstanding any subsequent termination of your service as a director and/or officer of Bitfarms or any entity in which Bitfarms has an equity interest.

Termination:	(a)	By Bitfarms for just cause: Bitfarms may terminate this Agreement and your employment for just cause in accordance with this section.

In the event that Bitfarms terminates your employment for just cause, you shall not be provided with any notice of termination, pay in lieu of such notice, severance pay or any other termination entitlement (other than accrued and unpaid wages and vacation days/vacation pay, if any), unless required by Applicable Employment Legislation in the circumstances of the termination. Any such termination shall be by written notice to you and effective as provided for in that notice. For greater certainty, if Bitfarms has just cause to terminate your employment but your conduct does not constitute wilful misconduct, disobedience or wilful neglect of duty within the meaning of Applicable Employment Legislation, then your employment may be terminated upon provision of the minimum notice of termination, pay and benefits in lieu of such notice, severance pay and any other termination entitlement required under Applicable Employment Legislation.

(b)	By Bitfarms without just cause: Notwithstanding anything contained in this Agreement, this Agreement and your employment may be terminated by Bitfarms at any time without just cause. Where your employment is terminated without just cause, Bitfarms will provide you with the following (the “Separation Entitlements”):

(1)	Payment, in a lump sum, equal to the greater of: (A) twenty-four (24) months of Base Salary and bonus, or (B) the minimum pay in lieu of notice of termination and severance pay required under Applicable Employment Legislation;

(2)	A lump-sum cash payment equivalent to the value of your Annual Bonus, calculated at the target Annual Bonus on a pro-rated basis, that would have accrued up to the termination date;

(3)	Continuation of group insurance benefits coverage throughout the twenty-four (24) month period or a payment in lieu of continuing benefits coverage sufficient to purchase comparable individual coverage, except that disability coverage will cease at the end of the statutory notice period and no payment in lieu of continuing benefit coverage shall be payable for coverage extending beyond the statutory notice period; and

(4)	Such additional entitlements required under Applicable Employment Legislation, including, but not limited to, accrued and unpaid wages and vacation days/vacation pay, and such other benefit continuance to the end of the statutory notice period.

For greater certainty, the lump sum payment in lieu of notice shall be based on the annual salary then in effect plus an amount for annual bonus that is calculated as the average of the actual bonus paid by Bitfarms, if any, in the prior three years, or such lesser period if this Agreement has not been in effect for that long.

(c)	By you upon a Change in Control: This Agreement may be terminated immediately by you if any one of the following happens, without your agreement, within twelve (12) months after the effective date of a Change of Control (as defined below):

(1)	Bitfarms reduces the your gross Base Salary by 5% or more from the gross Base Salary payable to you immediately prior to the effective date of the Change of Control;

(2)	Bitfarms reduces your target Annual Bonus;

(3)	Bitfarms fails to pay amounts to you when due, or otherwise fails to comply with the compensatory obligations under this Agreement;

(4)	You are no longer Chief Executive Officer or you are no longer the most senior executive at Bitfarms;

(5)	You no longer report to the Board;

(6)	Bitfarms materially adversely changes your duties, responsibilities or authority;

(7)	Bitfarms fails to maintain reasonable and adequate insurance or indemnification in respect of your services as an officer or director of Bitfarms or an affiliate;

(8)	A breach by Bitfarms of any material provision of this Agreement without the breach being remedied within 30 days after notice thereof has been received by Bitfarms; or

(9)	You are otherwise constructively dismissed within the meaning of the common law.

Upon such termination by you, Bitfarms shall pay to you amounts equal to the Separation Entitlements set out in (b), payable in one lump sum, on a date that is not later than two (2) weeks after the date of termination, or such earlier date required under Applicable Employment Legislation, and the terms regarding all unexercised and unvested stock options granted to you, as set out below shall apply. Such payments will be inclusive of your entitlements under Applicable Employment Legislation, and you will not be entitled to anything further upon termination of employment except as, and only to the extent, required by law.

The term “Change of Control”, as used above shall include:

(1)	the occurrence of one transaction or a series of transactions which results in one Person, together with any affiliates of such Person, exercising direction or control over 50% or more of Bitfarms’ stock. “Person” for the purpose of this provision includes any individual, partnership, limited partnership joint venture, syndicate, sole proprietorship, company or corporation or other entity however designated or constituted;

(2)	a change in the majority of Bitfarms’ Board of Directors taking place over a period of three (3) months or less other than individuals approved by a vote of at least two-thirds of the directors then in office;

(3)	a merger, amalgamation, arrangement, consolidation or other reorganization or acquisition after which Bitfarms’ prior shareholders no longer control Bitfarms;

(4)	the sale, lease, exchange or other disposition of all or substantially all of Bitfarms’ assets, rights or properties or the liquidation of Bitfarms, except where the sale is to an affiliate of Bitfarms; and/or

(5)	the Board adopts a resolution to the effect that a Change of Control, as defined herein, has occurred or is imminent.

(d)	By you for any reason: You may terminate your employment with Bitfarms upon giving no less than four (4) weeks’ written notice to Bitfarms. Bitfarms may waive such notice upon provision of your minimum entitlements required under Applicable Employment Legislation.

Upon termination under paragraphs (b) or (c) above, all unvested and unexercised stock options granted to you shall immediately vest and become exercisable in accordance with the LTIP.

For greater certainty, upon termination under paragraphs (a) or (d) above, all unvested and unexercised stock options granted to you shall be forfeited.

All payments or benefits set out in this “Termination” section are intended to satisfy all obligations arising out of the termination of your employment with Bitfarms, whether statutory, contractual or at common law and, for greater certainty, shall be inclusive of any notice of termination or severance pay prescribed in Applicable Employment Legislation, as it may from time-to-time be amended, the provisions of which are deemed to be incorporated into this Agreement; as legislation is changed, the new provisions will apply and, if greater, will prevail over the entitlements set out above. In no event will you receive less than your minimum entitlements under Applicable Employment Legislation.

Standards of Employment:	You agree that you will adhere to all Bitfarms’ policies, rules, systems and procedures which are in place at Bitfarms and made available to you. Bitfarms reserves the right to change the provisions of any of these at any time, by providing you with notice of the change.

Confidentiality/Non- Competition:	You are required to execute the Confidentiality/Non-Competition Agreement attached as Appendix “C” as a condition of this Offer of Employment.

Changes:	Unless specifically amended in writing and signed by the parties, the terms of this Agreement will continue to apply notwithstanding any changes in your position, duties, reporting or other terms of employment.

Return of Property:	Upon termination, howsoever caused, you shall surrender to a representative of Bitfarms, upon request, all keys, manuals, lists, assets, property (including IT equipment), correspondence, monies, supplies, employee lists, and all other material and records, or other Bitfarms property of any kind that may be in your possession at such time. If you are a director of Bitfarms or any affiliate at the time of your termination, you will submit your resignation.

Set-Off:	You authorize Bitfarms to deduct from any payment due to you at any time, including from a termination or severance payment, any amounts owed to Bitfarms by reason of purchases, advances, loans or in recompense for damages to or loss of Bitfarms’ property and equipment save only that this provision shall be applied so as not to conflict with any applicable legislation.

Assignment and Benefit:	Bitfarms shall have the right to assign this Agreement (including any policies or agreements referenced in this Agreement) without consideration or advance notice to you, to its successors and assigns, including without limitation, to any of its parents, subsidiaries or any of its affiliates or to any purchaser of all or substantially all of Bitfarms’ equity or assets.

Entire Agreement:	This Agreement supersedes and replaces all prior or contemporaneous negotiations and/or agreements made between the parties, whether oral or written and the execution of this Agreement has not been induced by, nor do any of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated into and made a part of this Agreement. This Agreement, the agreements referenced herein, and Bitfarms’ policies and procedures as they may be changed from time to time, shall constitute the entire agreement between the parties with respect to all matters relating to your employment.

Withholdings:	All payments to you or other entitlements under this Agreement or accruing as a result of your employment with Bitfarms shall be less applicable withholdings and deductions.

Modification:	Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void

Headings:	The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

Governing Law:	This Agreement shall be construed in accordance with the laws of the Province of Ontario. You and Bitfarms agree to submit to mandatory binding arbitration any dispute, claim or controversy arising out of, related to or connected with your employment with Bitfarms (collectively, “Arbitrable Claims”). All Arbitrable Claims shall conclusively and finally be adjudicated by binding arbitration conducted by a single arbitrator in accordance with the ADR Institute of Canada, Inc.’s Arbitration Rules. The place of arbitration shall be Toronto, Ontario. The language of arbitration shall be English. The arbitrator shall have the right and power to award costs, including costs of the arbitration and of the arbitrator, to the successful party in the arbitration; provided, however, that Bitfarms will pay the full commencement and case service fees in connection with any arbitration commenced by Bitfarms against you under this provision. Notwithstanding the foregoing, nothing in this Agreement: (a) prevents you from filing a claim with an administrative tribunal or government agency, or prevents that tribunal or agency from adjudicating and awarding remedies based on that claim; or (b) limits or prevents either party from seeking interim relief, including injunctive relief, upon application to a court of competent jurisdiction.

Severability:	If any provision of this Agreement shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

No Mitigation	You are not required to mitigate the amount of any payment provided for in this Agreement, including the Separation Entitlements, by seeking other employment or otherwise, nor will the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as a result of employment by another employer after your employment with Bitfarms has ceased.

Advisor Fees	Bitfarms shall reimburse you for (or directly pay) any reasonable legal and advisory fees or expenses, including HST and other sales taxes, incurred by you in negotiating this Agreement, including, without limitation, any reasonable legal, tax and accounting fees and expenses, up to a maximum of USD$20,000.

Satisfaction of all Claims:	The terms set out in this Agreement, provided that such terms are satisfied by Bitfarms, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which you have or may have upon the termination of your employment and the compliance by Bitfarms with these terms will affect a full and complete release of Bitfarms and its affiliates from any and all claims which the you may have for whatever reason or cause in connection with your employment and the termination of it, other than those obligations specifically set out in this Agreement, and other than claims that cannot be waived or released under applicable law. In agreeing to the terms set out in this Agreement, you specifically agree to execute a formal release document to that effect and will deliver upon request appropriate resignations from all offices and positions with Bitfarms and its affiliates, if, as and when requested by Bitfarms upon termination of your employment within the circumstances contemplated by this Agreement. If you do not execute and deliver a formal release within a reasonable time following the termination of your employment, you will receive your minimum entitlements required under Applicable Employment Legislation (and no more).

Counterparts:	This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original, but all of which together will constitute one and the same agreement.

Conditions:	You agree that this Agreement is contingent on the following:

(a)	You executing the Agreement Regarding Confidentiality, Non- Solicitation, Non-Competition and Intellectual Property attached hereto;

(b)	That you have obtained independent legal advice in respect of this agreement, or, have waived your right to obtain such independent legal advice; A

(c)	Your affirmation, by signing and returning this Agreement, that you are not a party to any purported non-competition or non-solicitation agreement with any other employer. If you have such an agreement, you must provide a copy to Bitfarms for review. Bitfarms will then advise you if it is prepared to continue to offer you employment.

In order to confirm your acceptance of this Agreement with Bitfarms Ltd., please sign and date where indicated on the following page, and return an original copy of this letter to my attention no later than one week from the date hereof.

If you have any questions concerning the offer, do not hesitate to contact us directly. We look forward to hearing from you.

ON BEHALF OF BITFARMS LTD.

Sincerely,

/s/ Nicolas Bonta
Nicolas Bonta
Chairman
I have authority to bind the Corporation

ACCEPTANCE:

I have received a copy of this Agreement. I have read, considered and understood and I hereby accept the terms and conditions of this Agreement. I execute this Agreement freely and voluntarily with full understanding of its contents. This Agreement and my employment hereunder have not been induced by any representations of Bitfarms Ltd. not contained herein.

Date: July 8, 2024

Signature:

Witness:	[***REDACTED***]
Name: [***REDACTED***]

APPENDIX “A”
JOB DESCRIPTION

As the Chief Executive Officer, you will supervise and control all strategic and business aspects of the company. You will be the first in command in the company and responsible for giving the proper strategic direction as well as creating a vision for success.

To thrive, you must be a prudent manager and an inspiring leader. You will have a business mindset and will be able to see the “big picture” in a variety of settings. You will take actions to enhance the company’s value and cash flow while keeping the human factor in perspective.

The goal is to drive the company’s development and guide it towards long-term success.

Responsibilities

●	Optimize existing business operations;

●	Develop other complementary lines business to broaden the company’s business beyond Bitcoin mining. This could include, but not limited to, electricity trading, electricity generation, high performance computing

●	Develop high quality regional and international business strategies and plans ensuring their alignment with short-term and long-term objectives;

●	Lead and motivate subordinates to advance employee engagement develop a high performing managerial team;

●	Oversee all operations and business activities to ensure they produce the desired results and are consistent with the overall strategy and mission;

●	Make high-quality investing decisions to advance the business and increase value;

●	Formulate and implement new strategies for the company to diversify into new endeavors and broaden its revenue streams.

●	Enforce adherence to legal guidelines and in-house policies to maintain the company’s legality and business ethics;

●	Review financial and non-financial reports to devise solutions or improvements;

●	Build trust relations with key partners and stakeholders and act as a point of contact for important shareholders;

●	Analyze problematic situations and occurrences and provide solutions to ensure company survival and growth; and

●	Maintain a deep knowledge of the markets and industry of the company.

Requirements and skills

●	Proven experience as CEO or in other managerial positions;

●	Proven experience interacting and reporting to the Board of Directors;

●	Experience in developing profitable strategies and implementing vision;

●	Strong understanding of corporate finance and performance management principles;

●	Familiarity with diverse business functions such as marketing, PR, finance etc.;

●	In-depth knowledge of corporate governance and general management best practices;

●	An entrepreneurial mindset with outstanding organizational and leadership skills;

●	Analytical abilities and problem-solving skills; and

●	Excellent communication and public speaking skills.

ln furtherance of the foregoing, in your role of CEO you shall develop an annual plan of objectives, implementation strategies, milestones, deliverables and target performance which shall be agreed to by the Board of directors, and which shall be monitored regularly and shall be the basis of performance reviews.

Subject to limited exceptions herein, you will devote all of your business attention, skill and effort to the business of Bitfarms on a full-time basis and shall be required at all times to conduct yourself with the highest level of integrity and in compliance with all Bitfarms policies that are made available to you and in effect from time to time. You will duly and diligently perform all the duties assigned to you while in the employ of Bitfarms.

A-1

Appendix “B”

Summary of Performance-Based Awards

This is a summary of the performance-based awards (the “Awards”) that you are eligible to earn in your role as Chief Executive Officer of Bitfarms. The Awards are subject to the detailed terms and conditions contained in the LTIP, a copy of which has been provided to you, and any applicable agreements or terms related thereto.

The Awards shall consist of “tranches” of performance-based restricted share units (“PRSUs”) and Bitcoin (“BTCs”), which shall be granted and subsequently vested based on performance against targets for Bitfarms’ Market Capitalization, HODL and EH/s, conditional upon your active employment with Bitfarms on the applicable vesting date.

For the purposes of the performance conditions for these PRSUs and BTCs:

●	“Market Capitalization” is defined as the product of:

1.	The total number of Outstanding Shares as of December 31 of each year; and

2.	The Volume-Weighted Average Price of a Bitfarms Common Share on the TSX for the 45 trading day period prior to December 31st.

●	“HODL” is defined as Bitfarms’ total BTC holdings, measured as of December 31st of each year.

●	“EH/s” is defined as the operational hashrate in terms of exahash per second, measured as of December 31st of each year.

The table below illustrates the incentive tranches and expected performance targets associated with your Awards:

Table 1 – PRSU Tranches

Tranches	Performance Targets			Payouts
				Market
				Cap	EH/s		Total	PRSUs
Tranche	Market Cap			PRSUs	PRSUs	HODL	Potential	Awarded
#	($CAD)	EH/s	HODL	Awarded	Awarded	PRSUs	PRSUs	%
1	$2,000,000,000	21	2,000	143,920	143,920	143,920	431,761	0.10%
2	$3,000,000,000	24	3,000	287,841	287,841	287,841	863,522	0.20%
3	$4,000,000,000	30	4,000	431,761	431,761	431,761	1,295,283	0.30%
4	$5,000,000,000	50	5,000	431,761	431,761	431,761	1,295,283	0.30%
5	$6,000,000,000	75	6,000	431,761	431,761	431,761	1,295,283	0.30%
6	$7,000,000,000	100	7,000	431,761	431,761	431,761	1,295,283	0.30%
7	$8,000,000,000	250	8,000	431,761	431,761	431,761	1,295,283	0.30%
8	$9,000,000,000	300	9,000	431,761	431,761	431,761	1,295,283	0.30%
9	$10,000,000,000	350	10,000	431,761	431,761	431,761	1,295,283	0.30%

For greater certainty, you will receive the corresponding payout for each PRSU tranche if the target for the individual performance metric is achieved. For example, if for PRSU Tranche 1 the Market Cap target is achieved but the EH/s and HODL targets are not achieved, the Award will be 143,920 PRSUs. If for PRSU Tranche 1 the Market Cap and EH/s targets are achieved, but not the HODL target, you will receive 287,840 PRSUs.

Table 2 – BTC Tranches (EH/s)

Tranche #	EH/s	BTC ssued
1	21	2.1
2	24	2.1
3	30	2.1
4	50	2.1
5	75	2.1
6	100	2.1
7	175	2.1
8	250	2.1
9	350	2.1

Table 3 – BTC Tranches (HODL)

Tranche #	HODL	BTC Issued
1	2,000	2.1
2	3,000	2.1
3	4,000	2.1
4	5,000	2.1
5	6,000	2.1
6	7,000	12.1	*
7	8,000	2.1
8	9,000	2.1
9	10,000	2.1

*	includes one-time 10 BTC bonus as outlined below in “Special Conditions”

For each BTC tranche, you will receive the corresponding payout in full if the target performance metric is achieved.

At the beginning of each fiscal year, Bitfarms’ Board shall determine, in its sole discretion, how many of the prescribed tranches of PRSUs and BTCs will be included in that year’s grant. Bitfarms’ Board reserves the right to vary the number of tranches included in each grant. In order to receive any grant, you must be actively employed as of the grant date. Further, no tranche that has already been granted shall vest unless you are actively employed on the vesting date.

Bitfarms’ performance shall be measured as of December 31st of each year using the definitions outlined above and will be used to determine if any of the tranches in the grant will vest as of that year end.

If performance in a given period exceeds the prescribed tranches for a given Performance Target, those tranches will be granted and vest before the end of the second fiscal quarter in the subsequent year.

By default, the vesting period for each grant shall be 3 years. If there are any unvested tranches by the end of the vesting period, the PRSUs and BTCs associated with those tranches are considered unvested and forfeited. Bitfarms reserves the right to “re-grant” PRSUs and BTCs that are associated with performance goals that were not met in previous grants, but Bitfarms will not grant or award PRSUs and BTCs for targets that were already surpassed AND awarded for in previous grants.

The total number of Awards granted pursuant hereto may not exceed either of the following:

(1)	47.8 BTCs; and

(2)	10,362,302 PRSUs (equivalent to 2.4% of Bitfarms’ Outstanding Shares as of the employee’s start date)

If your active employment is terminated before an Award has vested, the Award will be forfeited without compensation (in addition to all tranches that have not yet been granted as of the date of termination also being forfeited).

For the purposes of the Awards, being “actively employed” does not include any contractual or common law period of notice of termination or compensation in lieu of notice, and you are not entitled to any unvested Awards or damages for any such Awards in respect of such notice period, whether pursuant to common law or contract; provided that, for greater certainty, “actively employed” shall include only the minimum applicable period of notice of termination (if any) that you are entitled to pursuant to the requirements of the applicable employment standards legislation. You waive the right to receive damages or payment in lieu of any Awards not received as a result of not being actively employed.

Restrictions

1.	In order for hashrate to be counted towards the Hashrate Performance Target it must be owned and operated by Bitfarms wholly or in part. Hashrate hosted with a third party is not applicable to the EH/s performance target.

2.	Only Bitcoins earned through business operations will be counted towards the HODL performance target.

Special Conditions

1.	Establishing a new All Time High BTC HODL at 7,000 will grant an additional 10 Bitcoin bonus in addition to the 2.1 BTC bonus as illustrated in Table 3, Tranche 6.

APPENDIX “C”

AGREEMENT REGARDING CONFIDENTIALITY, NON-SOLICITATION,
NON COMPETITION AND INTELLECTUAL PROPERTY

WHEREAS Benjamin Gagnon (herein the “Employee”), and BITFARMS LTD. herein, desire to enter into a contractual relationship on mutually agreeable terms,

AND WHEREAS the Employee will necessarily be involved, as a consequence of his or her duties as an employee, with information and processes, the disclosure of which could be to the great detriment of Bitfarms Ltd. and its affiliates (including without limitation, all subsidiaries and related entities) (collectively, “Bitfarms”);

NOW THEREFORE, in consideration for the terms of the Employment Agreement with the Employee to which this document is attached as Appendix “B”, and for other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the parties agree as follows:

1.	Confidential Information

A.	“Confidential Information” as used in this Agreement includes but is not limited to information emanating from or relating to Bitfarms, its associates, employees, agents, suppliers or tenants, or conceived or developed by the Employee concerning (i) property and resource data, (ii) information with respect to option and joint venture counterparties, (iii) capital markets and strategies, (iv) research, development, copyright, trade mark, and other industrial and intellectual property rights, and (v) records, statistics, financial information, training and promotional policies, costs, pricing and sourcing. Confidential Information does not include information that is publicly available through lawful means so long as the information did not become publicly available through unlawful means and/or breach of this Agreement.

B.	The Employee acknowledges that such Confidential Information could be used to the detriment of Bitfarms and that the disclosure of such Confidential Information could cause irreparable harm to Bitfarms. Accordingly, the Employee undertakes to treat confidentially all Confidential Information and not to disclose or provide it to any third party or to use it for any purpose either during the Employee’s tenure except as may be necessary in the proper discharge of the Employee’s duties, or for any reason after the conclusion of the Employee’s relationship with Bitfarms. Notwithstanding the foregoing, your obligations under this Part 1 shall not apply to (a) disclosures or communications in filings or other documents pursuant to any litigation in connection with the Employment Agreement and/or the Employee’s employment with Bitfarms, or (b) disclosures required or protected by applicable law, regulation, or order of a court, adjudicator, arbitrator, regulatory agency, stock exchange or governmental agency.

2.	Ownership and Assignment of Intellectual Property

A.	All notes, data, computer files, reference items, sketches, drawings, memoranda, records and other materials (including tools and data), in any way relating to any of the Confidential Information or to Bitfarms’ business, produced by the Employee or coming into the Employee’s possession by or through the Employee’s relationship with Bitfarms, shall belong exclusively to Bitfarms. The Employee agrees to turn over to Bitfarms all copies (including hard and electronic) of any such materials in his possession or under his control, forthwith, at the request of Bitfarms or, in the absence of a request, on the date his contractual relationship with Bitfarms ends.

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B.	“Subject Inventions” shall include all inventions, improvements or discoveries made or conceived by the Employee, during the term of the Employee’s relationship with Bitfarms, either solely or jointly with others, arising out of or in any way connected to the Employee’s employment or with the use of Bitfarms’ time, equipment, material, supplied facilities, or related to or suggested by trade secret information or other private or Confidential Information or related to Bitfarms’ actual or demonstrably anticipated research and development acquired by the Employee during the term of the Employee’s contractual relationship.

C.	The Employee agrees (i) to disclose fully, promptly and in writing the existence of and details of all Subject Inventions, (ii) that Subject Inventions are the sole and exclusive property of Bitfarms, (iii) upon receipt of the written request of Bitfarms, to assign to Bitfarms, in a form and manner acceptable solely to Bitfarms, all of the Employee’s rights (including where applicable moral rights), title and interest in and to all Subject Inventions, and (iv) upon receipt of the written request of Bitfarms, to provide all reasonable assistance necessary, both during and after the Employee’s contractual relationship (with reasonable compensation) to enable Bitfarms to successfully defend (or prosecute as the case may be), any litigation arising out of a dispute related to Subject Inventions. Where moral rights cannot be assigned under applicable law, the Employee hereby irrevocably waives such moral rights in favour of Bitfarms.

3.	Non-Solicitation

A.	The Employee agrees that during the Employee’s employment with Bitfarms and for a twelve-month period thereafter, the Employee shall not, either directly or indirectly, solicit Bitfarms’ employees, consultants or suppliers for the purpose of causing them to leave, cease or reduce their employment or business relationship with Bitfarms, or to be employed or enter into a business relationship with a competitor.

B.	The Employee further agrees that for a twelve-month period following the termination of the Employee’s employment with Bitfarms, howsoever caused and for any reason, the Employee shall not, either directly or indirectly, solicit the business of any current customers of Bitfarms with whom the Employee had contact during the twenty-four month period prior to the termination of their employment for the purpose or effect of causing the said customers to discontinue or reduce the extent of their business relationship with Bitfarms.

4.	Non-Competition

A.	Except for or on behalf of Bitfarms or with the written consent of Bitfarms, the Employee shall not, in North America, at any time during the Employee’s employment or within twelve months following the termination of Employee’s employment howsoever caused and for any reason, either alone or on behalf of any person, whether as principal, agent, shareholder, officer, director, consultant, manager, owner, partner, limited partner, joint venturer, employee, trustee, or in any other capacity whatsoever, directly or indirectly, provide services which are similar in nature to the services the Employee performed for Bitfarms during the Employee’s employment for the Employee or any person or entity engaged in the business of crypto currency mining, or own, operate, manage, appraise, lease, finance, sell, acquire and/or bid to own, operate, manage, appraise, lease, finance, sell or acquire, any business in North America in direct competition with the business operated by Bitfarms.

B.	Nothing contained in this Agreement shall restrict or prevent the Employee from holding or purchasing the publicly traded securities of an entity that is a competitor of Bitfarms provided that those holdings do not exceed 5% of the securities of the competitor or 5% of the voting shares of the competitor. If the Employee holds any publicly traded securities of a competitor, the Employee will advise Bitfarms in writing.

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5.	Enforcement of this Agreement

A.	The Employee agrees that the restrictions and covenants contained in this Agreement are reasonably required for the protection of Bitfarms and its goodwill, and that the Employee’s agreement to same constitute a material inducement to Bitfarms to enter into or amend for the benefit of the Employee a contractual relationship with the Employee and that Bitfarms would not contract with the Employee absent such an inducement. The Employee further agrees and acknowledges that the geographic area set out in the restrictions and covenants set out above reflect the geographic region within which Bitfarms conducts is business, and are not overly broad, and is necessary for the protection of Bitfarms’ business.

B.	The Employee understands and agrees, without prejudice to any and all other rights of Bitfarms, that in the event of his violation or attempted violation of any of the covenants contained in this Agreement, Bitfarms may suffer irreparable harm, and that an injunction or other like remedy shall be the only effective method to protect Bitfarms’ rights and property as set out above, and that an interim injunction may be granted immediately on the commencement of any suit.

C.	In the event that any clause herein should be unenforceable or be declared invalid for any reason whatsoever, such enforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of the Agreement.

D.	This Agreement shall be construed in accordance with the laws of the Province of Ontario and any disputes or differences under this Agreement shall be determined under the exclusive jurisdiction of the Ontario Superior Court of Justice.

THE EMPLOYEE’S SIGNATURE BELOW SIGNIFIES THE EMPLOYEE’S UNDERSTANDING AND IRREVOCABLE AGREEMENT OF THE TERMS SET OUT ABOVE.

Date:	July 8th, 2024

Employee’s Signature:

Witness’ Signature:	/s/ Ching-yu Huang

Name of Witness:	Ching-yu Huang

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